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                                                                   EXHIBIT 24.1


                              POWER OF ATTORNEY

      Each of the undersigned officers and directors of Aqua-Chem, Inc. (hereinafter the "Company") hereby severally constitutes Jeffrey A. Miller and
J. Scott Barton, and each of them, severally, our true and lawful attorneys-in-fact with full power to them and each of them to sign for us, and in our names as officers or directors, or both, of the Company, a Registration Statement (and any and all amendments thereto, including post-effective amendments) on Form S-4 to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933 up to a maximum of $125,000,000 principal amount of the Company's 11-1/4% Senior Subordinated Notes due 2008, granting unto said attorneys-in-fact, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.


/s/ Jeffrey A. Miller       8/4/98         /s/ J. Scott Barton     8/4/98
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Jeffrey A. Miller           Date           J. Scott Barton         Date



/s/ James H. Fordyce        8/11/98        /s/ James W. Hook       8/3/98
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James H. Fordyce            Date           James W. Hook           Date




/s/ William P. Killian      8/4/98         /s/ Michael R. Stone    8/4/98
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William P. Killian          Date           Michael R. Stone        Date